Exhibit 4.1

THIS NOTE AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

10% CONVERTIBLE NOTE

DUE August 28, 2015

EUR € 4,000,000	August 28, 2013
(Issuance Date

FOR VALUE RECEIVED, Elephant Talk Communications Corp., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to the order of Saffelberg Investments NV, a Belgian corporation,(the “Holder”), or his assigns, the aggregate principal sum of Four Million Euro (€ 4,000,000), together with interest on the unpaid principal balance of this Note (this “Note”) at a rate equal to ten percent (10%) (computed on the basis of the actual number of days elapsed in a 365-day year) per annum (the “Interest Rate”). Interest shall accrue from the date hereof and shall continue to accrue on the outstanding principal balance of this Note until paid in full or converted. Except as expressly provided herein, all payments of principal and interest by the Company under this Note shall be made in Euro in immediately available funds to an account specified by the Holder.

In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Company, then such excess sum shall be credited by the Holder as a payment of principal.

1.              Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated:

“Affiliate” means with respect to any person or entity, any person or entity, which directly or indirectly, controls, is controlled by, or is under common control with such person or entity, as the case may be.

“Common Stock” means the common stock of the Company, par value $0.00001 per share.

“Conversion Price” means $0.887 (which amount shall be proportionately adjusted for any stock splits, stock dividends, combinations or similar changes to the outstanding number of shares of Common Stock).

“Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., The NASDAQ Global Market, The NASDAQ Capital Market, The NASDAQ Global Select Market or the OTC Bulletin Board.

“Maturity Date” means August 28, 2015.

“Outstanding Balance” means all outstanding principal under the Note and any accrued and unpaid interest due thereon.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Principal Market” means the NYSE MKT, LLC.

“SEC” means the United States Securities and Exchange Commission.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

2.              Transfer. This Note is transferable and assignable by the Holder only to any Person approved, in writing, by the Company, provided, however, no approval shall be required in connection with any transfer or assignment of this Note to an Affilate of the Holder in compliance with applicable securities laws. The Company agrees to issue from time to time a replacement Note in the form hereof to facilitate such transfers and assignments. In addition, after delivery of an indemnity in form and substance reasonably satisfactory to the Company, the Company also agrees to promptly issue a replacement Note if this Note is lost, stolen, mutilated or destroyed.

3.              Payment of Principal and Interest; Prepayment.

(a) Payment of Principal and Interest. Interest on this Note shall accrue from the date hereof; and the Outstanding Balance shall be payable, in arrears, on the Maturity Date, unless prepaid pursuant to Section 3(b) hereof or earlier converted pursuant to Section 4 hereof.

(b) Prepayment. The Company may prepay all or any portion of the Outstanding Balance or accrued but unpaid interest on this Note without the prior written consent of the Holder, provided that a 5 day prior notice will be given by the Company and a Conversion Notice shall not have been duly delivered by the Holder before the end of that fifth day with respect to the portion of the Outstanding Balance then being prepaid.

4.              Conversion. This Outstanding Balance shall be convertible into shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 4.

(a) Conversion Right. Subject to the provisions of Section 4(d), at any time or times on or after the date set out on the face of this Note as the Issuance Date (the “Issuance Date”), the Holder shall be entitled to convert any portion of the Principal and accrued Interest into fully paid and nonassessable shares of Common Stock in accordance with Section 4(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Holder shall be entitled, at the Holder’s option, to receive either (x) a cash payment equal to the excess of the amount of the Outstanding Balance to be converted for such fractional share or (y) a whole share if the Holder converts an additional portion of its Outstanding Balance so as to acquire one whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Outstanding Balance.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of the amount of Outstanding Balance to be converted pursuant to Section 4(a) shall equal the quotient of (x) such Outstanding Balance, as converted into U.S. dollars at the rate of exchange at which the Company is able, acting in good faith and using commercially reasonable procedures in converting such Outstanding Balance into U.S. dollars, to purchase U.S. dollars with the such Outstanding Balance on the date of conversion into shares of Common Stock, divided by (y) the Conversion Price (the “Conversion Rate”).

(c) Optional Conversion. To convert any or all of the Outstanding Balance into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company and (B) surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by e-mail or facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the fourth (4th) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder for the number of shares of Common Stock to which the Holder shall be entitled. If less than all of the Outstanding Balance is being converted, then the Company shall as soon as practicable and in no event later than five (5) Trading Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note of like tenor representing the Outstanding Balance not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(d) Limitations on Conversions.

(i) Market Regulation. In the event stockholder approval is required for any portion of conversion of this Note, until such stockhold approval is obtained, the Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of the Notes without breaching the Company’s obligations under the rules or regulations of the Principal Market or the SEC, as applicable. Unless and until such stockholder approval is obtained, if required, the Holder shall not convert any portion of this Note.

(ii) June 2013 Financing. Notwithstanding anything in this Note to the contrary, nothing herein shall be interpeted or operate to conflict with any provision of the financing completed by the Company in June 2013 described in the prospectus supplement filed by the Company on June 11, 2013, with the U.S. Securities and Exchange Commission, or any of the documents executed and delivered by the Company in connection therewith. To the extent of any conflict between the terms of this Note and the terms and conditions of such financing or the documents executed and delivered by the Company in connection therewith, the latter shall control, and the peformance of the former shall be suspended until such time, if any, as any such conflict has been irrevocably resolved in accrodance with Section 16 hereof.

5.             Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to the Holder, which representations and warranties are made as of the date of this Note, that:

(a) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company (a “Material Adverse Effect”).

(b) Authorization. The Company has all requisite corporate power and authority to execute and deliver this Note, to sell and issue this Note hereunder, and to carry out and perform its obligations hereunder and thereunder. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Note, except for the issuance of the Common Stock upon conversion of this Note, by the Company, has been taken. This Note, when executed and delivered by the Company, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Valid Issuance of Common Stock. The Company shall, prior to the conversion of this Note, reserve from its authorized but unissued shares of its capital for issuance and delivery upon the conversion of this Note, such number of shares of Common Stock (and shares of its Common Stock for issuance upon conversion of such Common Stock). All such shares shall be duly authorized, and when issued upon any such conversion, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights, except for encumbrances or restrictions arising under federal or state securities laws.

(d) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Note, except for filings pursuant to applicable securities laws and Regulation D of the Securities Act.

(e) Compliance with Other Instruments. The Company is not in violation or default of any provisions of its certificate of incorporation or bylaws or, to the extent that any such violation or default would have a Material Adverse Effect, of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Note, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company.

(f) Valid Offering. Assuming the accuracy of the representations, warranties and covenants of the Holder contained in Section 6 hereof, the offer, sale and issuance of this Note will be exempt from the registration requirements of the Securities Act. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Note to any person or persons so as to bring the sale of such Note by the Company within the registration provisions of the Securities Act or any state securities laws.

6.              Representations, Warranties and Covenants of the Holder. The Holder hereby represents, warrants and covenants to the Company, which representations and warranties are made as of the date of this Note, that:

(a) Authorization. The Holder has full power and authority to enter into this Note. This Note, when executed and delivered by the Holder, will constitute valid and legally binding obligations of the Holder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b) Purchase Entirely for Own Account. This Note is made with the Holder in reliance upon the Holder’s representation to the Company, which by the Holder’s execution of this Note, the Holder hereby confirms, that the Common Stock that may to be acquired by the Holder will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Note, the Holder further represents that the Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of Common Stock.

(c) Restricted Common Stock. The Holder understands that the Common Stock has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein. The Holder understands that the shares of Common Stock are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Holder must hold the shares of Common Stock indefinitely unless they are registered with the SEC Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Holder acknowledges that the Company has no obligation to register or qualify the shares of common Stock for resale. The Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the shares of Common Stock, and on requirements relating to the Company which are outside of the Holder’s control, and which the Company is under no obligation and may not be able to satisfy.

(d) Legends. The Holder understands that the shares of Common Stock, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

(e) Accredited Investor. The Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(f) Investment Experience. The Holder understands that the purchase of the shares of Common Stock involves substantial risk. The Holder has a pre-existing personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

(g) No General Solicitation. Neither the Holder, nor any of its officers, employees, agents, directors, stockholders or partners, has engaged the services of a broker, investment banker or finder to contact any potential investor. Except for Quercus Management Group NV, the Holder and its officers, employees, agents, directors, stockholders or partners, have not agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor. The Holder acknowledges that it is not acquiring the Common Stock pursuant to any general solicitation and that the Holder did not (i) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available, with respect to the Common Stock; or (ii) attend any seminar, meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising regarding the Common Stock.

(h) Compliance with Listing Standards. The Holder acknowledges and agrees that the Company has disclosed matters relating to certain compliance issues with the NYSE MKT LLC, as described in the Company’s Current Report on Form 8-K filed by the Company on June 17, 2013, with the U.S. Securities and Exchange Commission. The Holder further acknowledges and agrees that the Company shall have no liability to the Holder with respect to such matters and such matters shall in no way be deemed to limit or affect the rights and obligations of the parties under this Note.

7.              Event of Default. The occurrence of any of following events shall constitute an “Event of Default” hereunder:

(a) The failure of the Company to pay any amounts due under this Note when due, provided that such failure continues for no less than five (5) consecutive days after the Company’s receipt of written notice of such failure from the Holder;

(b) Unless waived by the Holder, the Company’s material breach of any representations or warranties of the Company under this Note, which breach is not cured by the Company within sixty (60) days after the Company’s receipt of written notice thereof from the Holder;

(c) Unless waived by the Holder, if the Company fails to observe or perform in any material respect any of its covenants contained in this Note and such failure continues for more than sixty (60) days after the Company’s receipt of written notice thereof from the Holder; and

(d) The filing of a petition in bankruptcy or under any similar insolvency law by the Company, the making of an assignment for the benefit of creditors, or if any voluntary petition in bankruptcy or under any similar insolvency law is filed against the Company and such petition is not dismissed within sixty (60) days after the filing thereof.

Upon the occurrence of any Event of Default, the Holder may declare by written notice to the Company that the Outstanding Balance under this Note shall become immediately due and payable. Upon the occurrence of any Event of Default, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity.

8.              Warrant Coverage. Upon receipt of the loan amount in the accounts of the Company, the Company shall issue a warrant to the Holder to purchase 2,000,000 restricted shares of Common Stock in the form attached hereto as Exhibit B.

9.               No Waiver. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

10.             Amendments in Writing. Any term of this Note may be amended, modified or waived upon the written consent of the Company and the Holder. No such waiver or consent in any one instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides.

11.             No Rights as a Stockholder. This Note does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose.

12.             Waivers. The Company hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

13.             Governing Law; Jurisdiction; Venue. This Note, and all matters arising directly and indirectly herefrom (the “Covered Matters”), shall be governed in all respects by the laws of the State of New York as such laws are applied to agreements between parties in New York. The Company irrevocably submits to the personal jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of the Covered Matters. Service of process on the Company in connection with any such suit, action or proceeding may be served on the Company anywhere in the world by the same methods as are specified for the giving of notices under this Note. The Company irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

14.             Costs. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including attorneys’ fees.

15.            Notices. All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Holder at the address set forth on the books and records of the Company or at such other place as may be designated by the Holder in writing to the Company, and to the Company at 9705 N. Broadway Ext. Ste. 200, 2nd Floor, Oklahoma City, OK 73114, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 15. If notice is given to the Company, a copy, which itself shall not constitute notice, shall also be sent to Lowenstein Sandler LLP, 1251 Avenue of the Americas, 17th Floor, New York, NY 10020, Attention: Steven E. Siesser, Esq.

16.            Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. In the event that any provision hereof shall be interpreted to violate or conflict with any provision of any other agreement to which the Company is party or or any rule or regulation to which the Company is subject, the Company and the Holder shall cooperate in good faith to renegotiate such provision in order to make such changes as may be reasonably required to reflect the mutual intent of the parties as memorialized in this Note, without such violation or conflict, and whereby the economic terms will be comparable.

17.             Successors and Assigns. This Note shall be binding upon the successors or assigns of the Company and shall inure to the benefit of the successors and assigns of the Holder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Note effective as of the date first above written.

ELEPHANT TALK COMMUNICATIONS CORP.

By:
Name: Steven van der Velden
Title: President and Chief Executive Officer

HOLDER:

_____________________________

Saffelberg Investments NV

Address:	Oplombeekstraat 6
1755 Gooik
Belgium

Email:
Fax:

[Signature Page to Elephant Talk Communications Corp. Convertible Note]

Exhibit A

ELEPHANT TALK COMMUNICATIONS CORP.
CONVERSION NOTICE

Reference is made to that certain Convertible Note (the “Note”) issued to the undersigned by Elephant Talk Communications Corp. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Outstanding Balance (as defined in the Note) of the Note indicated below into shares of Common Stock no par value per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:
Aggregate amount of the Outstanding Balance to be converted:
Please confirm the following information:
Conversion Price:
Number of shares of Common Stock to be issued:
Please issue the Common Stock into which the Note is being converted in the following name and to the following address:
Issue to:

Facsimile Number:
E-mail:
By:
Title:
Dated:
Account Number:
(if electronic book entry transfer)
Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Continental Stock Transfer & Trust Company to issue the above indicated number of shares of Common Stock.

ELEPHANT TALK COMMUNICATIONS CORP.

By:
Name: Steven van der Velden
Title: President and Chief Executive Officer

Exhibit B

FORM OF WARRANT